Exhibit 10.2

SHARE PURCHASE AGREEMENT

between

SPAR International Ltd.

and

SPAR INFOTECH, Inc.

(as of) August 31, 2013

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This Share Purchase Agreement (the “Agreement”) is made and shall be effective as of end of day August 31, 2013, by and between:

(1)

SPAR International Ltd., a company duly organized and validly existing under the laws of the Cayman Islands, with its registered office at Cricket Square, Elgin Avenue, 4th Floor, Century Yard, Grand Cayman KY1-1209, Cayman Islands, represented by James R. Segreto, acting as Chief Financial Officer, hereinafter referred to as “Spar International” or as the "Seller", and

(2)

SPAR INFOTECH, Inc., a company duly organized and validly existing under the laws of the USA with registered office at 7711 N. Military Trail, Suite 1000, West Palm Beach, FL 33410, USA, represented by Robert G. Brown, acting as Director, hereinafter referred to as “Spar InfoTech” or the "Buyer",

(Each of the Seller and the Buyer individually referred to as “Party” and collectively referred to as “Parties”)

(A)

WHEREAS the Seller (i) holds 101 shares, each with a nominal value of RON 100, and a total value of RON 10,100, representing at the date of the Agreement 50.5% of the share capital of the Company (as defined below), (ii) is a party to the Joint Venture Agreement with the Buyer, Mr. Eugen Saulea and the Company dated as of February 22, 2012 (the "Existing JVA"), as amended by the Amendment to Joint Venture Agreement dated as of July 12, 2013 (the "JVA Amendment", and as the Existing JVA Amendment was amended by the JVA Amendment, the "JVA"), (iii) is the licensor under the License Agreement dated February 22, 2012, with the Company (the "SLA"), and (iv) is the lender and holder of the loans and related loan documents under (x) the RON 350,365 (representing USD 103,048.53 at an exchange rate of RON/USD 3.4) loan agreement for a period of maximum 29 months, with an interest of 6% per annum ("Loan 1"), and (y) the RON 151,255 (representing USD 44,486.77 at an exchange rate of RON/USD 3.4) loan agreement for a period of maximum 1.5 years, with an interest of 6% per annum ("Loan 2", and together with Loan 1, collectively, the "Loans").;

(B)	WHEREAS the Buyer holds 1 share, with a nominal value of RON 100, representing at the date of the Agreement 0.5% of the share capital of the Company (as defined below) (the "Existing Buyer Share");

(C)	WHEREAS the Buyer wishes to purchase the Seller’s entire participation in the Company, JVA, SLA and Loans upon the terms and provisions and subject to the conditions set forth under this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged by the Parties), the Parties hereto, intending to be legally bound, hereby agree as follows:

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1.              DEFINITIONS AND INTERPRETATIONS

1.1

Defined Terms: as used in this Agreement (including the preamble and the schedules), "Agreement", "Seller", "Buyer", "Existing Buyer Share", "Existing JVA", "JVA Amendment", "JVA", "SLA", "Loan 1", "Loan 2", and "Loans" shall have the meanings assigned to them above, and unless otherwise expressly stated or required, the following capitalized terms shall have the following meanings:

“Applicable Law”	means Romanian law;

“Civil Code”

means the new Romanian Civil Code that entered into force on October 1, 2011, initially approved by Law no. 287/2009, republished, as further amended and supplemented to date and implemented by Law no. 71/2011 for the implementation of the new Romanian Civil Code, as amended from time to time

“Company”

means SPAR BUSINESS IDEAS PROVIDER S.R.L., a company duly organized and validly existing under the laws of the Romania, having its registered office at 40 Siret Street, section B, floor P, app. 2, sector 1, Bucharest, Romania, registered with the Bucharest Trade Registry under no. J40/1332/2004, sole registration code 16101729;

“Constitutive Act”	means the Company’s constitutive act, dated February 22, 2012, as such is in force and effect at the Signing Date;

“Company’s Shares”	means a total number of 200 shares, each with a nominal value of RON 100, and a total nominal value of RON 20,000, representing 100% of the Company’s share capital;

“Encumbrance”

means a mortgage, charge, lien, pledge, option, restriction, right of first refusal, right of pre-emption, right to acquire, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement);

“Purchase Price”	Shall mean the Share Purchase Price, Loan 1 Purchase Price or Loan 2 Purchase Price (as defined in Clauses 3.1, 3.2 and 3.3, respectively), or all of them, as the context may require or permit.

“Sale Shares”

means all shares held by the Seller in the Company, namely a number of 101 shares, each with a nominal value of RON 100, and a total value of RON 10,100, representing at the date of the Agreement 50.5% of the share capital of the Company;

"SGRP"	Means SPAR Group, Inc., the parent company of the Seller.

“Signing Date”	means the date of this Agreement, which also is its effective date; and

“Transaction”	means the sale and purchase of the Sale Shares in accordance with this Agreement.

1.2	For the purposes of this Agreement, except as otherwise expressly provided and unless the context otherwise requires:

(a)	the words used in this Agreement in the singular shall include the plural, the words used in the plural shall include the singular and the use of any gender shall include the other gender;

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(b)	references to any person shall also be deemed as references to its successors and permitted assignees; words denoting persons shall include corporations, partnerships and other legal persons;

(c)	the terms “include” or “including” shall mean without limitation by reason of enumeration and shall not be interpreted restrictively;

(d)

the headings in this Agreement are stipulated for convenience only and are in no way intended to describe, interpret, define, limit or extend the scope or content of this Agreement or of any provision thereof;

(e)

all references to a “Clause”, a “Section” or an “Annex” refer to the corresponding clause, section or, as the case may be, annex of this Agreement; all annexes attached to this Agreement shall be deemed to represent part of this Agreement.

2.              SALE AND PURCHASE OF SALE SHARES

2.1

On the terms and conditions of this Agreement, as of the Signing Date, the Seller agrees to sell and deliver to the Buyer all, and not less than all, the Buyer agrees to purchase and accept from the Seller, and the Buyer shall and does hereby assume all of the representations, warranties, agreements, obligations and liabilities of the Seller (however described) arising or to be performed on or after the Signing Date under, all of the Sale Shares, JVA, SLA, Loans and related documents, free and clear of any Encumbrances created by Seller (other than those created under or pursuant to the any such document), and subject to the provisions of the JVA, SLA, Loan documents and other Company documents, on an "as is" basis. The Seller makes no representation or warranty whatsoever respecting the Existing Buyer Share, and its inclusion in any description below is for informational purposes only.

2.2

The full ownership right over the Sale Shares, JVA, SLA, Loans and related documents, free of any such Encumbrance, subject to such provisions and together with all the rights, title and interests attached thereto arising or to be performed thereunder on or after the Signing Date, shall be transferred from the Seller to the Buyer at the Signing Date, on the terms and subject to the conditions contained herein. Following such transfer, the Buyer shall hold 102 shares (including the Existing Buyer Share), each with a nominal value of RON 100, and a total value of RON 10,200, which will represent 51% of the share capital of the Company.

2.3

The Buyer expressly waives herewith the warranty against eviction (in Romanian “garantie pentru evictiune”) with respect to the transfer of Sale Shares, as per the provisions of Article 1698, paragraph 1 of the Civil Code. The Buyer hereby represents, warrants and agrees that it has fully investigated, has independently reviewed and is aware of the Company’s financial, business, credit, legal and factual prospects, status, situation and risks, and acquires the Sale Shares, Loans and JVA and SLA interests at its own risk, all without any representation or warranty by or recourse to the Seller whatsoever (except as expressly provided otherwise in this Agreement). For the avoidance of any doubt, the Buyer hereby expressly waives any and all claims against the Seller deriving from the financial, business, credit, legal or factual prospect, status, situation or risk of the Company.

2.4

The Buyer has purchased, invested in and accepted all of the Seller's right, title and interest in and to the Sale Shares, JVA, SLA, Loans (together with any interest thereon) and all documents evidencing them, and hereby accepts any and all credit, collection, enforcement, currency, legal and other risks, losses, liabilities and expenses of every kind and nature related thereto. The Buyer hereby assumes all liability and responsibility of every kind and nature for, and Seller has no liability, obligation or responsibility whatsoever for: (a) any recital, statement, representation or warranty made by the Company or any of its representatives, or any report, document or other information delivered from time to time by any such person(s) or furnished on their behalf; (b) the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Sale Shares, Loans or any related document; (c) the existing or future financial condition of the Company or any other person; (d) the existence or value of any collateral, or the validity, sufficiency, priority or effectiveness of any lien, mortgage, pledge or other security interest intended to be created under or by any corporate or loan document; (e) the performance by the Company, or the willingness, ability or likelihood of the Company to perform, their respective obligations under any Sale Share, JVA, SLA, Loans or related document; or (f) the validity, enforceability or collectability of any of the Loans or any of the obligations owed to the Buyer under the Loans, Sale Shares, JVA, SLA or related document. The Seller has not, and shall not be deemed or construed to have, made any representation or warranty, offered any advice or analysis, made any assumption of any liability or responsibility or made any guaranty or assurance, whether orally or otherwise, and whether express or implied, to or with the Buyer with respect to any of the matters in parts (a) through (f) of this Clause.

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3.              PURCHASE PRICE. PAYMENT OF THE PURCHASE PRICE

3.1

The total purchase price for the Sale Shares, interests in the JVA and SLA and related expenses is USD 131,018 (ONE HUNDRED THIRTY ONE THOUSAND AND EIGHTEEN US DOLLARS) (the “Share Purchase Price”), which is inclusive of any and all applicable taxes and shall be paid by the Buyer to the Seller in accordance herewith The Buyer shall pay the Share Purchase Price to the Seller in full at the Closing. Upon the Seller's receipt of full payment of all such amounts, subject to collection, the payment of the Share Purchase Price shall be deemed to be completed, in full and final settlement of the Buyer’s payment obligation with respect to the Share Purchase Price.

3.2

The total purchase price for Loan 1 is USD 172,960 (ONE HUNDERED SEVENTY TWO THOUSAND NINE HUNDRED SIXTY US DOLLARS) (the “Loan 1 Purchase Price”), which is inclusive of any and all applicable taxes and shall be paid by the Buyer to the Seller in accordance herewith. The Buyer shall pay the Loan 1 Purchase Price to the Seller USD 66,420 (SIXTY SIX THOUSAND FOUR HUNDRED TWENTY US DOLLARS) at closing and on the twenty fifth business day of each calendar month, starting September 2013, in 29 (twenty-nine) monthly installments in the combined amount of $6,000 per month in principal, with interest on the unpaid balance equal to six percent (6.0%) per annum until repaid in full. The remaining principal balance and all accrued and unpaid interest shall be paid in full on January 25, 2016, or upon its earlier maturity (through acceleration hereunder or otherwise). The Loan 1 Purchase Price may be prepaid in whole at any time and in part from time to time with accrued interest to date, but without any premium or penalty, and prepayments will be applied to the remaining installments due in inverse order. Upon the Seller's receipt of full payment of all such amounts, subject to collection, the payment of the Loan 1 Purchase Price shall be deemed to be completed, in full and final settlement of the Buyer’s payment obligation with respect to the Share Purchase Price. The Buyer's obligation to pay this purchase price is not in any way dependent upon any payment under or other matter respecting either Loan.

3.3

The total purchase price for Loan 2 is USD 44,487 (FORTY FOUR THOUSAND FOUR HUNDRED AND EIGHTY SEVEN US DOLLARS) (the “Loan 2 Purchase Price”), which is inclusive of any and all applicable taxes and shall be paid by the Buyer to the Seller in accordance herewith. The Buyer shall pay the Loan 2 Purchase Price to the Seller in full on, January 11, 2015, or upon its earlier maturity (through acceleration hereunder or otherwise), plus interest on the unpaid balance equal to six percent (6.0%) per annum until repaid in full. The Loan 2 Purchase Price may be prepaid in whole at any time and in part from time to time with accrued interest to date, but without any premium or penalty, and prepayments will be applied to the remaining installments due in inverse order. Upon the Seller's receipt of full payment of all such amounts, subject to collection, the payment of the Loan 2 Purchase Price shall be deemed to be completed, in full and final settlement of the Buyer’s payment obligation with respect to the Share Purchase Price. The Buyer's obligation to pay this purchase price is not in any way dependent upon any payment under or other matter respecting either Loan.

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3.4

The Buyer shall make all payments of the Purchase Price to the Seller by wire transfer or by check of immediately available funds to such account as the Seller may designate in writing from time to time in writing. Except as otherwise provided in Clause 3.6, the Buyer and the Seller shall each bear the bank commissions or any other fees of their respecting banks related to the payment transfer to the Seller’s account of any of the Purchase Price charged by the banks that they use. Any and all payments made by the Buyer under this Agreement shall be made free and clear of and without any reduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect thereto, excluding, however, such taxes as are imposed by law on the Seller by the Cayman Islands with respect to the income of the Seller.

3.5

In Section 4(1) of the JVA, "SPAR" agreed to provide 1500 hours of general business and programming support through February 22, 2015, and a portion of those support hours remain to be provided during that period ("Remaining Support"). Without in any way limiting or changing any of the obligations or liabilities assumed by the Buyer hereunder, the Buyer has unconditionally assumed the obligation and liability to provide the Remaining Support under the JVA and SLA at the Buyer's own cost and expense. However, the Seller hereby agrees that, so long as the Buyer is not in default hereunder, the Seller will provide (directly or through another SPAR Company), in accordance with the JVA and SLA [and without charge to the Buyer or Company], the Remaining Support to the Company on behalf and at the request of the Buyer, all without any representation or warranty to the Buyer or Company (whether express or implied) by the Seller or providing SPAR Company.

3.6

The Buyer must take any collection, protection or other action or exercise or enforce any of its own rights, powers, remedies and interests in respect of the Loans, Sale Shares, JVA, SLA and related documents that may be necessary, prudent, permitted or desirable under the circumstances, and the Seller shall have no duty or obligation whatsoever to take any such collection, protection or other action or exercise or otherwise enforce any such right, power, remedy or interest. However, the Seller has agreed that, until such time as the Seller has given to or received from the Buyer written notice to the contrary, the Seller will continue to receive and forward to the Buyer any payment it actually receives from the Company under the Loans as, when and to the extent received by the Seller, all at the sole cost and expense of the Buyer (including the cost of currency conversions and wire transfers) and all subject to collection. The Buyer hereby requests that the Seller apply the amounts received in respect of the loans (subject to collection) to reduce the next installment payment due under Clause 3.2 or 3.3 of this Agreement, but the Buyer acknowledge and agrees that it must make each of installment payments (or any remaining balance after such receipt and application) to the Seller in full as and when due under this Agreement without regard to any pending, anticipated or requested payment in respect of the Loans, any default therein by the Company or any other event, fact or circumstance.

3.7	Mutual Indemnification:

(a)     Each Party (an "Indemnifying Party") at its own expense shall, upon written demand from the other Party, indemnify, reimburse, hold harmless and defend the other Party, its applicable parent companies, subsidiaries and other Affiliates and their respective Representatives (including such other Party, each an "Indemnified Person"), from and against any and all Claims, and any and all Losses related to any Claim or the enforcement of this indemnification provision, that may be imposed upon, incurred by or asserted against any Indemnified Person to the extent (and in the proportion) such Claims and Losses in any way arise out of or relate to: (i) any failure by the Indemnifying Party to perform any of its obligations or liabilities created or assumed under this Agreement; (ii) any violation of any applicable law or any civil, privacy, contractual, property or other rights by the Indemnifying Party or any of its Representatives in connection with this Agreement; or (iii) any other act or omission by the Indemnifying Party or any of its Representatives under or in connection with this Agreement constituting bad faith, negligence or willful misconduct or for which liability is imposed by applicable law without regard to intent or fault, as such bad faith, negligence, willful misconduct or liability are finally determined pursuant to applicable law; in each case excluding Claims and Losses to the extent (and in the proportion) attributable to any act or omission by any Indemnified Person constituting bad faith, negligence, willful misconduct or a violation of applicable law or this Agreement or for which liability is imposed by applicable law without regard to intent or fault, as such extent and proportion are finally determined pursuant to applicable law.

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(b)     For the purposes of this Agreement: "Affiliate" of a referenced person shall mean (i) any subsidiary or parent of such person, (ii) any other person directly or indirectly controlling, controlled by or under common control with the referenced person, whether through ownership, by contract, arrangement or understanding or otherwise, which shall be presumed to exist if the referenced person has more than ten percent of the equity of, profits from or voting power respecting such other person or vice versa, or (iii) any director, officer, partner, manager or other executive of or partner, member or joint venturer in such person, or any member of his or her immediate family (including any parent, spouse or child, wherever residing); provided, however, that the Buyer shall not be included as or deemed to be an Affiliate of any SPAR Company for the purposes of this Agreement. "Claim" shall mean any claim, demand, action, case, suit or proceeding of any kind, nature or description (whether administrative, judicial or otherwise). "Losses" shall mean any and all losses, liabilities, damages, judgments, settlements, penalties, fines, costs and expenses of every kind, nature or description, including (without limitation) court costs and the reasonable fees, expenses and disbursements of attorneys, paralegals and other professionals. "Representative" shall mean any shareholder, partner, member, director, executive, manager, officer, employee, subcontractor, attorney, agent or other representative of the referenced person or any of its subsidiaries or other Affiliates. "SPAR Company" shall mean SGRP or any direct or indirect subsidiary of SGRP (excluding the Company from and after the Signing Date, and including the Seller at all times).

(c)     The Indemnifying Party’s obligations under this indemnification Section are conditioned and contingent upon the Indemnified Person(s) (or its or their Representative) providing (A) prompt written notice to the Indemnifying Party of any actual or overtly threatened Claim covered by this indemnification provision (a "Covered Claim"), provided that a delay in such notice shall be excused to the extent the Party is not material harmed by such delay, and (B) reasonable cooperation in the investigation, defense and resolution of such Covered Claim. The defense of any Covered Claim shall be conducted by competent counsel employed by the Indemnifying Party and approved by the other Party on behalf of the Indemnified Persons, which approval shall not be unreasonably delayed, conditioned or withheld. Each Indemnified Person will be entitled, at its own cost and expense (which shall not constitute indemnified Losses under any circumstance), to be represented by counsel of its own choosing and to participate in such defense.

(d)     None of the Indemnifying Party and the applicable Indemnified Persons (each a "Covered Person") shall agree, enter into or consent to the entry of any judgment or order, compromise or settlement in any Covered Claim (each a "Claim Disposition") without the written consent of each other Covered Person, which consent shall not be unreasonably delayed, conditioned or withheld (in light of all factors of reasonable importance to such person). Without limiting any other reasonable reason for rejection, any Covered Person may reasonably reject any proposed Claim Disposition if it (A) requires any payment or performance of any kind or nature by such person other than mutual releases and such person's payment of the Losses (if any) required by the Claim Disposition and this Agreement, (B) does not expressly release such person from all further or other Losses or involvement respecting the Covered Claim, (C) does not provide for the dismissal with prejudice of such Covered Claim in respect of such person, or (D) could reasonably be expected to require any future payment or performance by or otherwise materially and adversely affect such person (other than the releases and required payments described in clause (A) above). The Indemnifying Party shall not be liable for any Losses in excess of any settlement amount unreasonably rejected by the applicable Covered Person(s) and all related Losses of defending the Covered Claim incurred after the settlement date unreasonably rejected. Any Losses that the Indemnifying Party shall become obligated to pay to an Indemnified Person under this indemnification provision shall be reduced by the amount of all applicable net insurance proceeds that such person will have received in connection with such Losses.

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4.            REPRESENTATIONS AND WARRANTIES

4.1	The Seller represents and warrants to the Buyer that the statements contained in this Clause 4.1 referring to the Seller are true and accurate:

4.1.1	Seller is a duly incorporated company and it operates under and in accordance with the laws of Cayman Islands;

4.1.2

Seller owns all the Sale Shares and Loans, which are fully paid in, free and clear of any restrictions on transfer or Encumbrances, options, purchase rights, other than as set forth in the JVA, SLA, and the other documents evidencing or governing them;

4.1.3

Seller has full power and authority to execute this Agreement and to perform any and all of its obligations hereunder and it needs not to give any notice to, make any filing with or obtain any authorization, consent, or approval whatsoever of any authority, irrespective of its public or private nature, or third party in order to enforce this Agreement and to perform any obligations hereunder or, if such is duly required, they have obtained any and all authorizations, consents or approvals as required by the law; and

4.1.4

no written or verbal agreement nor any previously undertaken promise or obligation contravenes the execution and the performance of this Agreement and no other deed has been concluded to contravene this Agreement whatsoever.

4.2	The Buyer represents and warrants to the Seller that the statements contained in this Clause 4.2 are true and accurate:

4.2.1	Buyer is a duly incorporated company and it operates under and in accordance with the laws of the State of Nevada and the USA;

4.2.2

Buyer has full power and authority to execute this Agreement and to perform any and all of its obligations hereunder and it needs not to give any notice to, make any filing with or obtain any authorization, consent, or approval whatsoever of any authority, irrespective of its public or private nature, or third party in order to enforce this Agreement and to perform any obligations hereunder or, if such is duly required, it has obtained any and all authorizations, consents or approvals as required by the law; and

4.2.3

no written or verbal agreement nor any previously undertaken promise or obligation contravenes the execution and the performance of this Agreement and no other deed has been concluded to contravene this Agreement whatsoever.

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5.              MISCELLANEOUS

5.1	Notices. Any notice or other communication in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent:

(i)	in the case of the Seller:

Address:      Cricket Square, Elgin Avenue, 4th Floor, Century Yard, Grand Cayman KY1-1209, Cayman Islands

E-mail: WHoo-Sue@wilmingtontrust.com

Attention of:      Wendy Hoo-Sue

(ii)	in the case of the Buyer:

Address:      7711 N. Military Trail, Suite 1000, West Palm Beach, FL 33410, USA

E-mail: Rbrown@sparinc.com

Attention of: Robert G. Brown

or to such other address as the relevant Party may have notified to the other Parties. Any notice shall be deemed duly delivered to and received by the intended recipient: (i) on the day of delivery, if the notification was personally delivered or by courier or (ii) on the date of the fax transmission if transmitted until 17.00 or on the next Business Day if transmitted after 17.00, provided that a facsimile-generated confirmation statement is retained by the sender and made available to the recipient upon request – in the case of transmissions by fax or (iii) when the receipt confirmation is signed – for registered mail transmissions.

5.2

Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by a Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

5.3

Invalidity; Severability. If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under the Applicable Law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected. In such event, the Parties shall use their best endeavors within a reasonable time to replace the provision held to be illegal, invalid or unenforceable with a provision towards the same purpose that shall be legal, valid and enforceable.

5.4

No Assignment. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, except that no Party may assign or transfer all or any of its rights or obligations under the Agreement without the prior written consent of the other Parties.

5.5

Whole Agreement. This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

5.6	Amendments (Variation). No variation of this Agreement shall be effective unless previously mutually agreed to by the Parties and evidenced in writing.

5.7

Costs and Expenses. Each Party shall bear its own costs (including the costs of its advisers) relating to the preparation and negotiation of this Agreement. Unless otherwise expressly provided under this Agreement, any fees, taxes or similar charges, payable as a result of, or in connection with, any of the transactions contemplated by this Agreement shall be borne by the Party on which the payment of such fees, taxes or similar charges, is incumbent according to the relevant applicable laws.

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5.8

Governing Law and Dispute Resolution. This Agreement shall be governed and construed in accordance with Romanian law. Any dispute in relation with the Agreement hereunder shall be solved by the relevant Romanian courts.

5.9

Announcements. Except as required by law or by any stock exchange or governmental or other regulatory or supervisory body or authority to whose rules the Party making the announcement or disclosure is subject, whether or not having the force of law, no announcement or circular or disclosure in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of the Seller or the Buyers without the prior written approval of the other (such approval not to be unreasonably withheld or delayed).

5.10	English Language. All documents to be furnished or communications to be given or made under this Agreement shall be in the English language.

5.11	Effective Agreement. This Agreement shall become effective upon the Signing Date.

5.12	Originals. This Agreement shall be executed in 2 (two) original copies as of the Signing Date in the English language.

IN WITNESS WHEREOF, each of the Parties, directly or by its duly authorized representative, has caused this Agreement to be executed:

SPAR International Ltd:	SPAR INFOTECH, Inc.

/s/ James R. Segreto	/s/ Robert G. Brown
Name: James R. Segreto	Name: Robert G. Brown

Title: Chief Financial Officer	Title: Director

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